                                                                                                                                    Exhibit 99

                                                            [LOGO OF BETHLEHEM STEEL]

                                                                              Bethlehem Steel Corporation
                                                                              Corporate Communications Division
                                                                              Public Affairs Department
                                                                              1170 Eighth Avenue
                                                                              Bethlehem, PA 18016-7699
                                                                              (610) 694-3711 - Phone
                                                                              (610) 694-1509 -Fax
                                                                              Internet Homepage Address
                                                                              http://www.bethsteel.com

Bethlehem Pursuing Possible Steel Industry Consolidation

BETHLEHEM, Pa., December 4, 2001 - Robert S. Miller, Jr., chairman and chief executive officer, Bethlehem Steel Corporation (NYSE:BS), affirmed today that Bethlehem is pursuing the possibility of a major integrated steel industry consolidation and is one of the companies talking with U.S. Steel: "The scenario that has been suggested by U. S. Steel is consistent with the approach that Bethlehem has been advocating for the restructuring and strengthening of the domestic integrated steel industry, and we are a party to those preliminary discussions. We are of the firm conviction that any consolidation plan must include: a competitive labor agreement that results in significantly improved productivity and sustainable reductions in employment and operating costs; a government resolution to the retiree health care cost dilemma and to worldwide excess steel capacity; and bold initiatives by domestic steel companies to create a strong and highly competitive global steel company."

Bethlehem indicated that the steel crisis that began in 1998 has forced steel companies to consider solutions that until now would have been unlikely. "The operating assets of our country's major steel companies have been put at great risk by excessive levels of steel imports that have seriously injured the industry as a whole and have resulted in some 25 steel companies filing Chapter 11," Mr. Miller stated. "Ironically, however, the devastation we are witnessing may have created the window of opportunity to once and for all fix what has been a recurring problem frustrating steel industry and government officials alike for more than a quarter of a century."

Bethlehem began negotiations with the United Steelworkers of America on October 29. Significant progress has been made toward the framework of an agreement that could become the labor piece required for the consolidation of the industry. Key elements that could comprise an agreement with a consolidated company have been identified for further discussions. Bethlehem indicated that the cooperative attitudes and constructive approach toward trying to solve some of the major industry cost issues have been promising.

Mr. Miller said he was also pleased with the meetings held in Washington in the past weeks with Administration and congressional leaders. He noted that they appear to recognize that a strong industry would make an important contribution to our homeland defense and national security. "President Bush has shown the kind of leadership required to solve major problems, and his three-point steel-industry program -- involving the Section 201 case, the multi-lateral talks on the reduction of excess worldwide steel capacity and rules-based trade that eliminates subsidies and brings fairness to the steel marketplace -- is both refreshing and vital to a consolidation effort."

Given the President's initiation of the trade action and the unanimous injury vote on flat-rolled products by the International Trade Commission (ITC), Bethlehem said that it was optimistic that a strong tariff remedy would be recommended to the President by the ITC later this week.

Bethlehem said that it would continue to pursue this and other opportunities that would allow it to strengthen its financial situation and to develop a Plan of Reorganization that would make maximum use of Bethlehem's assets, provide jobs for its employees and put it on a sound financial footing.

Safe Harbor:

Certain statements in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in such statements due to a number of factors, including changes arising from our chapter 11 filing, changes in customer spending patterns and in demand for steel products. Due to material uncertainties, it is not possible to predict the length of time we will operate under chapter 11 protection, the outcome of the proceedings in general, whether we will continue to operate under our current organizational structure, or the effect of the proceedings on our businesses and the interests of various creditors and security holders. Additional factors that may affect our business and financial results are the effect of planned and unplanned outages on our operations; the potential impact of strikes or work stoppages at facilities of our customers and suppliers; the sensitivity of our results to relatively small changes in the prices we obtain for our products; intense competition due to excess global steel capacity, low-cost electric furnace facilities, unfairly-traded steel imports and substitute materials; the consolidation of many of our customers and suppliers; the high capital requirements associated with integrated steel facilities; the significant costs associated with environmental controls and remediation expenditures and the uncertainty of future environmental control requirements; availability and prices associated with raw materials, supplies, utilities and other services and items required by our operations; employment matters, including costs and uncertainties associated with our collective bargaining agreements, and employee postretirement obligations; the effect of possible future closure or exit of businesses; our highly leveraged capital structure and our ability to obtain new capital at reasonable costs and terms; financial difficulties encountered by joint venture partners; and the effect of existing and possible future lawsuits against us. The forward-looking statements included in this document are based on information available to us as of the date of this report, and we assume no obligation to update any of these statements.

Media Contacts:

Steve Donches, 610-694-3470

Bette Kovach, 610-694-6308